Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of March 29, 2022 by and between BCSP PEAL EAST PROPERTY LLC, a Delaware limited liability company with an address c/o Beacon Capital Partners, LLC, 200 State Street, Fifth Floor, Boston, MA 02110 (“Landlord”), and COGENT BIOSCIENCES, INC., a Delaware corporation with an address of 4840 Pearl East Circle, Suite 100, Boulder, Colorado 80301 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated July 6, 2021 (the “Lease”), pursuant to which Landlord is leasing to Tenant certain space (as more particularly described in the Lease, the “Original Space”) located on the first (1st) floor of the building located at 4840 Pearl East Circle, Boulder, Colorado (the “Building”);

WHEREAS, Tenant desires to lease additional premises on the second (2nd) floor of the Building consisting of approximately 4,696 rentable square feet of space commonly known as Suite 200W (as more particularly shown on the plan attached hereto as Exhibit A-1, “Phase 1”) and approximately 1,885 rentable square feet of space (as more particularly shown on the plan attached hereto as Exhibit A-1, “Phase 2” and collectively, the “Expansion Space”);

WHEREAS, Landlord is willing to lease the Expansion Space to Tenant on the terms and conditions hereinafter set forth; and

WHEREAS, Landlord and Tenant wish to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.Expansion Space.

(a)Subject to all of the terms and conditions of the Lease (except as expressly set forth in this First Amendment), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, (i) Phase 1 for a term commencing on the date of this First Amendment and ending on the last day of the Term (as it may be extended pursuant to the terms of the Lease), and (ii) Phase 2 for a term commencing on the date on which exclusive possession of Phase 2 is delivered to Tenant (the “Phase 2 Commencement Date”) and ending on the last day of the Term (as it may be extended pursuant to the terms of the Lease). The Phase 2 Commencement Date is estimated to occur on or about June 10, 2022. Tenant acknowledges and agrees that Tenant hereby leases the Expansion Space in its “AS IS,” “WHERE IS” condition, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

(b)Notwithstanding anything to the contrary contained in the Lease, the Expansion Space shall be used only for general office use in a manner consistent with First Class Life Sciences Projects, in compliance with, and subject to, Applicable Laws as-of-right and otherwise in compliance with the terms of the Lease as amended hereby.

(c)Notwithstanding anything to the contrary, commencing on the later to occur of (i) the Phase 2 Commencement Date and (ii) September 1, 2022 (such later date, the “ES RCD”), Base Rent during the

Initial Term with respect to the Expansion Space shall be paid in the following amounts, prorated for any partial months, and otherwise in accordance with the terms of the Lease:

Period of Time	Annual Base Rent	Monthly Installment	Per RSF[1]
Prior to ES RCD	$0.00	$0.00	$0.00
ES RCD – 4/30/24*	$184,296.00	$15,358.00	$28.00
5/1/24 –4/30/25	$189,364.14	$15,780.35	$28.77
5/1/25 – 4/30/26	$194,571.65	$16,214.30	$29.56
5/1/26 – 4/30/27	$199,922.37	$16,660.20	$30.37
5/1/27 – 4/30/28	$205,420.24	$17,118.35	$31.21
5/1/28 – 4/30/29	$211,069.30	$17,589.11	$32.07
5/1/29 – 4/30/30	$216,873.70	$18,072.81	$32.95
5/1/30 – 4/30/31	$222,837.73	$18,569.81	$33.86
5/1/31 – 4/30/32	$228,965.77	$19,080.48	$34.79
5/1/32 – 4/30/33	$235,262.32	$19,605.19	$35.74
5/1/33 – 4/30/34	$241,732.04	$20,144.34	$36.73
5/1/34 – 4/30/35	$248,379.67	$20,698.31	$37.74
5/1/35 – 6/30/35	$255,210.11	$21,267.51	$38.77

[1]	The Base Rent per RSF of the Expansion Space increases by Two and 75/100 percent (2.75%) on 5/1/24 and annually thereafter.

* Notwithstanding anything to the contrary, so long as Tenant is not in default of any of its obligations under the Lease beyond any applicable notice and cure period, Base Rent with respect to the Expansion Space only for the 8-month period commencing on the ES RCD shall be 100% abated.

(d)Commencing on September 1, 2022, and thereafter through the end of the Lease Term, Tenant shall pay Direct Expenses for the Expansion Space, and “Tenant’s Share” with respect to the Expansion Space shall mean Nine and 67/100 percent (9.67%) (i.e., 6,582/68,082), it being understood and agreed that Tenant shall pay for Direct Expenses with respect to the Expansion Space from and after such date.

(e)(i)As an inducement to Tenant’s entering into this First Amendment, Landlord shall, subject to Section 2(e)(iii) below and the last sentence of this Section 2(e)(i), provide a tenant improvement allowance in the amount of $75.00 per rentable square foot of the Expansion Space (i.e., $493,650.00 based upon 6,582 rentable square feet in the Expansion Space, the “First Amendment Allowance”) to Tenant. Two Hundred Thirty Thousand Three Hundred Seventy Dollars ($230,370) (i.e., $35 per rentable square foot of the Expansion Space, based upon 6,582 rentable square feet in the Expansion Space) of the First Amendment Allowance (the “Supplemental TI Allowance”) shall be used to increase the Tenant Improvement Allowance, shall be applied to the cost of the Tenant Improvements and shall be requisitioned and paid in accordance with the provisions of the Tenant Work Letter applicable to the requisition and payment of the Allowances; provided, however, Tenant shall have twelve (12) months after the date of this First Amendment in which to use such Supplemental TI Allowance toward the cost of the Tenant Improvements. Two Hundred Sixty-Three Thousand Two Hundred Eighty Dollars ($263,280) (i.e., $40 per rentable square foot of the Expansion Space, based upon 6,582 rentable square feet in the Expansion Space) of the First Amendment Allowance (the “ES Allowance”) shall be used to reimburse Tenant for costs incurred by Tenant for the design, construction and installation of the initial Alterations deemed necessary by Tenant to prepare the Expansion Space for Tenant’s use and occupancy thereof (the “ES Work”). In no event shall the First Amendment Allowance (or any portion thereof) be applied to (y) the cost of acquiring any of Tenant’s Property (other than permanently installed fixtures that will be surrendered with the Premises at the end of the Term), or (z) any fees paid to Tenant or any Affiliate.

(ii)Subject to Section 2(e)(iii) below, Landlord shall pay the ES Proportion (hereinafter defined) of the cost shown on each requisition (as defined in the Tenant Work Letter) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of the ES Allowance has been exhausted. At Tenant's request, Landlord shall make all or any portion of such payment directly to the contractor/vendor. “ES Proportion” shall be a fraction, the numerator of which is the ES Allowance minus Landlord’s construction oversight fee of $150 per hour for actual and documented time reviewing and overseeing the ES Work (but in no event shall such fee exceed $5,000.00 in the aggregate), and the denominator of which is (A) the then-current estimate of the total contract price for the ES Work (as evidenced by reasonably detailed documentation delivered to Landlord with each requisition), less (B) those costs described in the last sentence of Section 2(e)(i) above. Notwithstanding the foregoing, Tenant shall not be required to deliver Lien Waivers at the time of the first requisition for the ES Allowance, but shall deliver the Lien Waivers and evidence of payment of the first requisition in full within five (5) days following payment of the ES Allowance with respect to such first requisition (it being understood and agreed that Lien Waivers with respect to the prior month’s requisition shall be submitted as part of each requisition after such first requisition). Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) for the ES Allowance no more often than monthly.

(iii)Notwithstanding anything to the contrary herein contained: (1) Landlord shall have no obligation to advance funds on account of the ES Allowance (A) until Landlord shall have received an original W-9 executed by Tenant, nor (B) more than once per month; (2) If Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have the ES Allowance paid directly to Tenant's contractors; (3) Landlord shall have no obligation to pay any portion of the ES Allowance with respect to any requisition therefor submitted after August 31, 2023 (the “ES Outside Requisition Date”); (4) Tenant shall not be entitled to any unused portion of the ES Allowance, provided, however, Tenant may elect, by written notice to Landlord delivered on or before the ES Outside Requisition Date, time being of the essence, to credit against the next installment(s) of Base Rent payable with respect to the Expansion Space a portion of the ES Allowance equal to the lesser of (x) the then-outstanding balance of the ES Allowance (i.e., after deducting all amounts payable by Landlord pursuant to requisitions submitted under Section 2(e)(ii) above), or (y) One Hundred Thirty-One Thousand Six Hundred Forty Dollars ($131,640) (i.e., $20 per rentable square foot of the Expansion Space, based upon 6,582 rentable square feet in the Expansion Space); (5) Landlord’s obligation to pay any portion of the ES Allowance shall be conditioned upon there existing no default by Tenant in its obligations under the Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant cures such default prior to the expiration of the notice and/or cure periods set forth in Section 19 of the Lease, Landlord shall make such payment promptly after the cure is effectuated); and (6) In addition to all other requirements hereof, Landlord’s obligation to pay the final ten percent (10%) of the ES Allowance shall be subject to simultaneous delivery of all unconditional lien waivers relating to items, services and work performed in connection with the ES Work.

(f)In addition to the parking passes set forth in Section 9 of the Summary, as appurtenant to the Expansion Space, Tenant shall be entitled to use seventeen (17) parking passes on the terms set forth in Section 28 of the Lease.

(g)From and after the date of this First Amendment, the “Premises” shall be deemed to mean, for all purposes of the Lease (as amended hereby), collectively the Original Premises and Phase 1 (comprising a total of 42,771 rentable square feet in the aggregate). From and after the Phase 2 Commencement Date, (A) the “Premises” shall be deemed to mean, for all purposes of the Lease (as amended hereby), collectively the Original Premises, Phase 1 and Phase 2 (comprising a total of 44,657 rentable square feet in the aggregate), and (B) Exhibit A to the Lease shall be deemed to include Exhibits A-1 and A-2 to this First Amendment.

3.License Agreement. Reference is hereby made to that certain License Agreement dated as of July 6, 2021 by and between Landlord, as licensor, and Tenant, as licensee, with respect to Phase 1 (the “License”). Landlord and Tenant hereby terminate the License, effective as of the date of this First Amendment. Landlord hereby conveys to Tenant, and Tenant hereby purchases from Landlord, the Furniture (as defined in the License Agreement) for One Dollar ($1.00), the receipt of which is hereby acknowledged. Tenant hereby accepts the Furniture in its “AS IS, WHERE IS” condition, and Landlord makes no representations or warranties as to the suitability of the Furniture for Tenant's particular use or generally. Landlord shall not have any liability, and Tenant shall not be entitled to any reduction in rent under the Lease or any other remedy, whether at law or in equity, because of any defect or shortcoming of the Furniture, regardless of when such defect or shortcoming occurs. The Furniture shall constitute Tenant’s Property for all purposes under the Lease from and after the date hereof.

4.Water Main.

(a)The water main serving the Building (the “Existing Building Main”) has a diameter of approximately two inches (2”). Tenant desires to (and as part of the Tenant Improvements, has agreed to) replace the Existing Building Main with a new building water main having a diameter of approximately three inches (3”) (the “New Water Main”). Landlord has agreed to allow Tenant to replace the Existing Building Main with the New Water Main in accordance with plans and specifications to be prepared by Tenant and reasonably approved by Landlord in accordance with the Tenant Work Letter (the “Water Main Work”). The Water Main Work is preliminarily reflected on Exhibit B attached hereto and made a part hereof. Tenant shall perform the Water Main Work as part of the Tenant Improvements, subject to the applicable terms and conditions of the Lease.

(b)The current County of Boulder (the “County”) water tap serving the Building (the “County Water Tap”) has a diameter of approximately two inches (2”). Tenant acknowledges and agrees that the County Water Tap is acceptable and sufficient, and shall not be altered (as part of the Water Main Work or otherwise).

(c)Landlord has agreed to increase the Tenant Improvement Allowance by One Hundred Forty-Six Thousand Four Hundred Twenty-Six and 00/100 Dollars ($146,426.00).

(d)Tenant hereby acknowledges that Landlord’s performance of its obligations under this Section 4 shall be deemed to completely fulfill its obligation to provide water and sewer service capacities consistent with other First Class Life Sciences Projects. Notwithstanding anything to the contrary, Tenant hereby releases Landlord from all demands, actions, damages, costs, expenses, claims and liabilities arising out of, connected with or incidental to the size of the Existing Water Main or the water capacity of the Building, and, consistent with Section 1.1.1 of the Lease, Tenant hereby accepts all process utilities (including water and sewer service) in their current “as is” condition without warranties of any kind. Tenant represents, warrants and agrees that Tenant has made such investigation of the facts pertaining to this Section 4, and all matters pertaining thereto, as it deems necessary.

(e)If Landlord desires to install additional water meters for the Premises, such installation and related expenses shall be at Landlord's sole expense.

5.Acknowledgement of Dates. For all purposes under the Lease, Landlord and Tenant acknowledge and agree that (a) the Lease Commencement Date occurred on August 14, 2021; (b) the Rent Commencement Date is June 25, 2023 (which is 420 days after May 1, 2022); and (c) unless the Lease is extended or earlier terminated, the Lease Expiration Date is June 30, 2035.

6.Rentable Square Footage. For all purposes under the Lease, Landlord and Tenant acknowledge and agree that (a) the Building contains 68,082 rentable square feet, (b) the Original Premises contains 41,377 rentable square feet, and (c) notwithstanding anything to the contrary, there shall be no adjustment, change or other modification to the Base Rent, the amount of the Allowances, the amount of the Security Deposit or Tenant’s Share with respect to the Original Premises as set forth in the Summary as a result of (or in connection with) the differences between such rentable square footage figures and the rentable square footage figures set forth in the Summary, the parties hereto desiring to memorialize the same in connection with (and in support of) the calculation of Tenant’s Share with respect to the Expansion Space.

7.Brokers. Landlord and Tenant each warrants and represents that it has dealt with no broker in connection with this First Amendment other than CRESA and CBRE (collectively, “Broker”). Landlord and Tenant each agrees to defend, indemnify and save the other harmless from and against any Claims arising as a result of its breach of the foregoing representation and warranty. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

8.Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Additionally, Landlord and Tenant confirm and ratify that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) it has no claims, counterclaims, set‑offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto. Landlord and Tenant each represent that the person executing this First Amendment on its behalf is empowered and authorized by all requisite action to do so and this First Amendment thereby binds such party and is enforceable in accordance with its terms.

9.Miscellaneous. This First Amendment shall be deemed to have been executed and delivered within the State of Colorado, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to the laws governing conflicts of laws. If any term of this First Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this First Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This First Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. This First Amendment shall be kept confidential in accordance with the terms of Section 31.28 of the Lease. Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party. In the event of litigation relating to this First Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and costs. This First Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto. A facsimile, PDF or other electronic signature on this First Amendment shall be equivalent to, and have the same force and effect as, an original signature. This First Amendment may be executed in counterparts which, taken together, shall constitute a single instrument.

[signatures on following page]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE BY AND BETWEEN
BCSP PEAL EAST PROPERTY LLC AND COGENT BIOSCIENCES, INC.]

EXECUTED as of the date first set forth above.

LANDLORD:	BCSP PEAL EAST PROPERTY LLC

	By:	/s/ McClure Kelly
		Name:	McClure Kelly
		Title:	Senior Managing Director

TENANT:	COGENT BIOSCIENCES, INC.

	By:	/s/ Andrew Robins
		Name:	Andrew Robins
		Title:	CEO